Exhibit (e)(2)

EXHIBIT A

FUNDS

Name of Series

CoinShares Valkyrie Bitcoin and Ether Strategy ETF

CoinShares Valkyrie Bitcoin Miners ETF

CoinShares Valkyrie Bitcoin Futures Leveraged Strategy ETF